Exhibit 5.2

BAKER & MCKENZIE LLP

March 9, 2021

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Sprott Physical Silver Trust on March 9, 2021, as such may thereafter be amended or supplemented, and in the base prospectus contained therein, under the caption "Eligibility Under the Tax Act for Investment by Canadian Exempt Plans" and "Legal Matters". In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act 1933, as amended.

/s/ BAKER & MCKENZIE LLP
Baker & McKenzie LLP